Exhibit 4.17

THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE ACT AND ANY OTHER APPLICABLE SECURITIES LAWS, OR (2) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

HALO TECHNOLOGY HOLDINGS, INC.

WARRANT TO PURCHASE ______ SHARES OF
COMMON STOCK, PAR VALUE $0.00001 PER SHARE

Date: October —, 2006 Warrant No. —

For value received, HALO TECHNOLOGY HOLDINGS, INC., a Nevada corporation (the "Corporation”), hereby certifies that      (“—”), or its registered transferees, successors or assigns (each person or entity holding all or part of this Warrant being referred to as a “Holder”), is the registered holder of warrants (the “Warrants”) to subscribe for and purchase      shares (as adjusted pursuant to Section 3 hereof)(the "Warrant Shares”) of the fully paid and nonassessable common stock, par value $0.00001 per share (the “Common Stock”), of the Corporation, at a purchase price per share initially equal to Eighty Cents ($.80) (the “Warrant Price”) at any time (i) commencing on the date hereof (the “Commencement Date”) and (ii) ending on 5:00 P.M., Eastern Time, on the five (5) year anniversary date of the Commencement Date (the “Expiration Date”), subject to the provisions and upon the terms and conditions hereinafter set forth. As used in this Warrant, the term “Business Day” means any day other than a Saturday or Sunday on which commercial banks located in New York, New York are open for the general transaction of business. This Warrant has been issued in connection with —‘s investment in 10% Subordinated Convertible Notes of the Corporation pursuant to that certain Subscription Agreement between —— and the Corporation of even date herewith (the “Subscription Agreement”).

1. Method of Exercise; Payment; Issuance of New Warrant.

(a) Subject to the provisions hereof, the Holder may exercise this Warrant, in whole or in part and from time to time, by the surrender of this Warrant (with the Notice of Exercise attached hereto as Appendix A duly executed) at the principal office of the Corporation, or such other office or agency of the Corporation as it may reasonably designate by written notice to the Holder, during normal business hours on any Business Day, and the payment by the Holder by cash, certified check payable to the Corporation or wire transfer of immediately available funds to an account designated to the exercising Holder by the Corporation of an amount equal to the then applicable Warrant Price multiplied by the number of Warrant Shares then being purchased. On the date on which the Holder shall have satisfied in full the Holder’s obligations set forth herein regarding an exercise of this Warrant (provided such date is prior to the Expiration Date), the Holder (or such other person or persons as directed by the Holder, subject to compliance with applicable securities laws) shall be treated for all purposes as the holder of record of such Warrant Shares as of the close of business on such date.

(b) In the event of any exercise of the rights represented by this Warrant, certificates for the whole number of shares of Common Stock so purchased shall be delivered to the Holder (or such other person or persons as directed by the Holder, subject to compliance with applicable securities laws) as promptly as is reasonably practicable (but not later than three (3) Business Days) after such exercise at the Corporation’s expense, and, unless this Warrant has been fully exercised, a new Warrant representing the whole number of Warrant Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder as soon as reasonably practicable thereafter (but not later than three (3) Business Days) after such exercise.

2. Reservation of Shares; Stock Fully Paid; Listing. The Corporation shall keep reserved a sufficient number of shares of the authorized and unissued shares of Common Stock to provide for the exercise of the rights of purchase represented by this Warrant in compliance with its terms. All Warrant Shares issued upon exercise of this Warrant shall be, at the time of delivery of the certificates for such Warrant Shares upon payment in full of the Warrant Price therefor in accordance with the terms of this Warrant, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Corporation. The Corporation shall during all times prior to the Expiration Date when the shares of Common Stock issuable upon the exercise of this Warrant are authorized for listing or quotation on any national securities exchange, Nasdaq (or the Over-the-Counter Bulletin Board or the “pink sheets”, as the case may be), keep the shares of Common Stock issuable upon the exercise of this Warrant authorized for listing or quotation on such national securities exchange, Nasdaq (or the Over-the-Counter Bulletin Board or the “pink sheets”, as the case may be).

3. Adjustments and Distributions.

(a) If the Corporation shall, while this Warrant is outstanding and at any time on or before the second anniversary of the Commencement Date, issue or sell shares of its Common Stock or "Common Stock Equivalents” (as defined below) without consideration or at a price per share or “Net Consideration Per Share” (as defined below) less than the Warrant Price in effect immediately prior to such issuance or sale, then in each such case the Warrant Price then in effect at such time, except as hereinafter provided, shall be lowered to an amount equal to the consideration per share received by the Corporation in such issuance of Common Stock or Common Stock Equivalents.(b) Common Stock Equivalents.

(i) General. For the purposes of this Warrant, the issuance of any warrants, options, subscription or purchase rights with respect to shares of Common Stock and the issuance of any securities (including, without limitation, securities evidencing indebtedness) convertible into or exchangeable for shares of Common Stock and the issuance of any warrants, options, subscription or purchase rights with respect to such convertible or exchangeable securities (collectively, “Common Stock Equivalents”), shall be deemed an issuance of Common Stock. Any obligation, agreement or undertaking to issue Common Stock Equivalents at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Warrant Price shall be made under this Warrant upon the issuance of any shares of Common Stock which are issued pursuant to the exercise, conversion or exchange of any Common Stock Equivalents.

(ii) Adjustments for Adjustment, Cancellation or Expiration of Common Stock Equivalents. Should the Net Consideration Per Share of any such Common Stock Equivalents be decreased from time to time other than as a result of the application of anti-dilution provisions substantially similar to the provisions of this Warrant, then, upon the effectiveness of each such change, the Warrant Price will be that which would have been obtained (1) had the adjustments made upon the issuance of such Common Stock Equivalents been made upon the basis of the new Net Consideration Per Share of such securities, and (2) had the adjustments made to the Warrant Price since the date of issuance of such Common Stock Equivalents been made to such Warrant Price as adjusted pursuant to clause (1) above. Any adjustment of the Warrant Price which relates to any Common Stock Equivalent shall be disregarded if, as, and when such Common Stock Equivalent expires or is canceled without being exercised, or is repurchased by the Corporation at a price per share at or less than the original purchase price, so that the Warrant Price effective immediately upon such cancellation or expiration shall be equal to the Warrant Price that would have been in effect (x) had the expired or canceled Common Stock Equivalent not been issued, and (y) had the adjustments made to the Warrant Price since the date of issuance of such Common Stock Equivalents been made to the Warrant Price which would have been in effect had the expired or canceled Common Stock Equivalent not been issued.

(c) Net Consideration Per Share. For purposes of this Warrant, the “Net Consideration Per Share” which shall be receivable by the Corporation for any Common Stock issued upon the exercise or conversion of any Common Stock Equivalents shall be determined as follows:

(i) The “Net Consideration Per Share” shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such Common Stock Equivalents, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise, or conversion or exchange thereof, divided by the maximum aggregate number of shares of Common Stock (without regard to any provision contained therein providing for a subsequent adjustment to such number) that would be issued if all such Common Stock Equivalents were exercised, exchanged or converted.

(ii) The “Net Consideration Per Share” which shall be receivable by the Corporation shall be determined in each instance as of the date of issuance of Common Stock Equivalents without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such Common Stock Equivalents.

(d) Stock Dividends for Holders of Capital Stock Other Than Common Stock. In the event that the Corporation shall make or issue (otherwise than to holders of Common Stock), or shall fix a record date for the determination of holders of any capital stock of the Corporation other than holders of Common Stock entitled to receive, a dividend or other distribution payable in Common Stock or securities of the Corporation convertible into or otherwise exchangeable for shares of Common Stock of the Corporation, then such Common Stock or other securities issued in payment of such dividend shall be deemed to have been issued for their fair market value as is reasonably determined in good faith by the Board of Directors of the Corporation.

(e) Consideration Other than Cash. For purposes of this Warrant, if a part or all of the consideration received by the Corporation in connection with the issuance of shares of Common Stock or the issuance of any of the securities described in this Warrant consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Corporation.

(f) Exceptions to Anti-Dilution Adjustments. This Section 3.1 shall not apply (A) under any of the circumstances which would constitute an Extraordinary Common Stock Event (as described below) (such circumstances being accounted for pursuant to Section 3.2 hereof), (B) to the issuance of Common Stock upon the conversion of the Corporation’s Series D Preferred Stock, (C) to the issuance of shares of Common Stock upon conversion of the Company’s existing convertible notes and the warrants issued in connection therewith, including, without limitation, the shares of Common Stock issuable upon conversion of the Company Notes issued pursuant to the Subscription Agreements, (D) upon the exercise of (x) this Warrant and any other warrants issued by the Corporation in connection with the Offering (as defined in the Subscription Agreement), (y) any warrants issued in connection with the issuance of the Series C Preferred Stock or any Initial Warrants or Additional Warrants issued pursuant to a certain Senior Note and Warrant Purchase Agreement, dated as of January 31, 2005, by and among the Corporation and the Purchasers signatory thereto or other warrants or options to purchase shares of Common Stock or (z) the warrants issued to Fortress Credit Corp. in connection with the Corporation’s $50 million senior credit agreement, (E) the issuance of any convertible debt or convertible equity in connection with the Corporation’s acquisition of five portfolio companies from Platinum Equity LLC as described in the Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 16, 2005, or the exercise or conversion of any such debt or equity securities, (F) issuance of any convertible debt or convertible equity as described in the Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 18, 2006, or the exercise or conversion of any such debt or equity securities or any debt or equity securities for which such securities are exchanged or (G) other securities convertible into shares of Common Stock, outstanding prior to the original issue date of this Warrant. Further, the adjustments described in this Section 3.1 shall not apply with respect to the issuance or sale of shares of Common Stock, or the grant of options exercisable therefor, issued or issuable after the original issue date of this Warrant to:

(i) directors, officers, employees and consultants of the Corporation or any subsidiary pursuant to any qualified or non-qualified stock option plan or agreement, stock purchase plan or agreement, stock restriction agreement, employee stock ownership plan, consultant equity compensation plan or arrangement approved by the Board of Directors or an authorized committee thereof, including any repurchase or stock restriction agreement, or such other options, issuances, arrangements, agreements or plans intended principally as a means of providing compensation for employment or services and approved by the Board of Directors;

(ii) capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions;

(iii) capital stock, or warrants or options to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Corporation; and

(iv) capital stock issued or issuable to an entity as a component of any business relationship with such entity for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Corporation’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board of Directors.

(g) No Fractional Adjustments. No adjustment of the Warrant Price shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward and prior to exercise, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(h) No Increased Warrant Price. Notwithstanding any other provisions of this Section 3, except to the limited extent provided for in Sections 3.1(a)(ii), no adjustment of the Warrant Price pursuant to this Section 3 shall have the effect of increasing the Warrant Price above the Warrant Price in effect immediately prior to such adjustment.

3.2 Adjustment Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Warrant Price shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying such Warrant Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Warrant Price which, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

An “Extraordinary Common Stock Event” shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of the Common Stock.

3.3 Adjustment Upon Certain Dividends. In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock, or (ii) other assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the Holder shall receive upon exercise of this Warrant in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Corporation which they would have received had this Warrant been exercised immediately prior to such event.

3.4 Adjustment Upon Capital Reorganization or Reclassification. If the Common Stock shall be changed into the same or different number of shares of any other class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than an Extraordinary Common Stock Event provided for in Section 3.2, a dividend or other distribution provided for in Section 3.3, or a merger or other transaction provided for in Section 3.5), then and in each such event, the Holder shall have the right thereafter to receive, upon exercise of this Warrant, in lieu of the number of shares of Common Stock which the Holder would otherwise have been entitled to receive, the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stock for which this Warrant could have been exercised immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein.

(a) Recapitalization, Reorganization, Reclassification, Consolidation, Merger or Sale. In case the Corporation after the Commencement Date shall do any of the following (each, a "Triggering Event”): (i) consolidate or merge with or into any other entity (in one or a series of transactions) which results in the holders of the Corporation’s capital stock pursuant to such consolidation or merger holding less than a majority of the voting rights of the surviving corporation, including, without limitation, the right to elect a majority of the board of directors of the surviving corporation, or (ii) transfer all or substantially all of its properties or assets to any other entity, or (iii) effect a capital reorganization or reclassification of its capital stock where the holders of the Corporation’s capital stock prior to such recapitalization or reclassification hold less than a majority of voting rights of the Corporation after such recapitalization or reclassification, including, without limitation, the right to elect a majority of the board of directors of the surviving corporation, other than any event set forth in Section 3.4, then, and in the case of each such Triggering Event, proper provision shall be made so that, upon the basis and the terms and in the manner provided in this Warrant, the Holder shall be entitled upon the exercise hereof at any time after the consummation of such Triggering Event, to the extent this Warrant is not exercised prior to such Triggering Event, to receive at the Warrant Price in effect at the time immediately prior to the consummation of such Triggering Event in lieu of the Common Stock issuable upon such exercise of this Warrant prior to such Triggering Event, the securities, cash and property to which such Holder would have been entitled upon the consummation of such Triggering Event if such Holder had exercised the rights represented by this Warrant immediately prior thereto (including the right of a shareholder to elect the type of consideration it will receive upon a Triggering Event), subject to adjustments (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided for elsewhere in this Section 3; provided, however, the Holder at its option may elect to receive an amount in cash equal to the value of this Warrant calculated in accordance with the Black-Scholes formula.

3.5 Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the Warrant Price, the Corporation at its expense will furnish the Holder with a certificate prepared by the Treasurer or Chief Financial Officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

3.6 Further Adjustments. In the event that, as a result of an adjustment made pursuant to this Section 3, the Holder shall become entitled to receive any shares of capital stock of the Corporation other than shares of Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

3.7 Adjustment of Number of Shares. Upon each adjustment in the Warrant Price pursuant to this Section 3, the number of Warrant Shares purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Warrant Shares purchasable immediately prior to such adjustment by a fraction, (i) the numerator of which shall be the Warrant Price immediately prior to such adjustment, and (ii) the denominator of which shall be the Warrant Price immediately thereafter.

4. Transfer Taxes. The Corporation will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Corporation shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the registered holder of this Warrant in respect of which such shares are issued, and in such case, the Corporation shall not be required to issue or deliver any certificate for Warrant Shares or any Warrant until the person requesting the same has paid to the Corporation the amount of such tax or has established to the Corporation’s reasonable satisfaction that such tax has been paid.

5. Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Corporation shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable and customary indemnity or bond with respect thereto, if requested by the Corporation.

6. Fractional Shares. No fractional shares of Common Stock shall be issued in connection with any exercise or cashless exercise hereunder, and in lieu of any such fractional shares the Corporation shall make a cash payment therefor to the Holder (or such other person or persons as directed by the Holder, subject to compliance with all applicable laws) based on the Fair Market Value of a share of Common Stock on the date of exercise or cashless exercise of this Warrant.

7. Compliance with Securities Act and Legends. The Holder, by acceptance hereof, agrees that it will not offer, sell or otherwise dispose of this Warrant, or any shares of Common Stock to be issued upon exercise hereof except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, as amended (the “1933 Act”), or any state’s securities laws. All shares of Common Stock issued upon exercise of this Warrant (unless registered under the 1933 Act) shall be stamped or imprinted with a legend as follows:

THIS SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT COVERING THESE SECURITIES UNDER THE ACT AND ANY OTHER APPLICABLE SECURITIES LAWS, OR (2) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

8. Rights as a Stockholder. Except as expressly provided in this Warrant, no Holder, as such, shall be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Corporation which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Corporation or any right to vote for the election of the directors or upon any matter submitted to stockholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise, until this Warrant shall have been exercised and the Warrant Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

9. Modification and Waiver. This Warrant and any provision hereof shall not be changed, waived, discharged or terminated except by an instrument in writing signed by the Corporation and the then current Holder, and such change, waiver, discharge or termination shall be binding on any future Holder, provided, however, that no such changes shall be applicable to the other warrants issued pursuant to the Notes described in the Subscription Agreement unless the holders thereof expressly agree thereto in writing.

10. Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in accordance with the terms of the Subscription Agreement.

11. Descriptive Headings. The descriptive headings contained in this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

12. Governing Law. The validity, interpretation and performance of this Warrant shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State, regardless of the law that might be applied under principles of conflicts of law.

13. Acceptance. Receipt and execution of this Warrant by the Holder hereof shall constitute acceptance of and agreement to the foregoing terms and conditions.

14. Identity of Transfer Agent. The Transfer Agent for the Common Stock is Pacific Stock Transfer Company. Upon the appointment of any subsequent transfer agent for the Common Stock or other shares of the Corporation’s capital stock issuable upon the exercise of the rights of purchase represented by this Warrant, the Corporation will mail to the Holder a statement setting forth the name and address of such transfer agent.

15. No Impairment of Rights. The Corporation will not, by amendment of its Articles of Incorporation or through any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against material impairment.

16. Assignment. Subject to the terms hereof and compliance with applicable federal and state securities laws, this Warrant may be transferred by the Holder with respect to any or all of the Warrant Shares then purchasable hereunder. Upon surrender of this Warrant to the Corporation, together with a properly endorsed notice of transfer (an “Assignment Form”), for transfer of this Warrant in its entirety by the Holder, the Corporation shall issue a new warrant of the same denomination to the designated transferee. Upon surrender of this Warrant to the Corporation, together with a properly endorsed Assignment Form, by the Holder for transfer with respect to a portion of the Warrant Shares then purchasable hereunder, the Corporation shall issue a new warrant to the designated transferee, in such denomination as shall be requested by the Holder hereof, and shall issue to such Holder a new warrant covering the number of Warrant Shares in respect of which this Warrant shall not have been transferred. In addition to, and not in limitation of, the foregoing, a Holder that is a corporation, a partnership or a limited liability company, may distribute any portion of this Warrant to its respective shareholders, partners or members. Unless and until the provisions for assignment set forth herein have been fully complied with, the Corporation may treat the last registered Holder as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary.

17. Limitation on Exercise. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of an Exercise Notice hereunder will constitute a representation by the Holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Warrant Shares requested in such Exercise Notice is permitted under this paragraph. This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a merger or other business combination or reclassification involving the Corporation as contemplated in Section 3 of this Warrant. By written notice to the Corporation, the Holder may waive the provisions of this Section but any such waiver will not be effective until the 61st day after such notice is delivered to the Corporation.

18. Registration. The Corporation shall register the resale of the Warrant Shares pursuant to the terms of Section 11 of the Subscription Agreement.

IN WITNESS WHEREOF, the Corporation and the Holder have caused this Warrant to be executed on their behalf by one of their officers thereunto duly authorized.

HALO TECHNOLOGY HOLDINGS, INC.

By:
Name:
Title: